PRESS RELEASE

                                FEBRUARY 19, 2003


                                       CONTACTS:
                                       William H. Murphy, Dental Resources, Inc.
                                       Tel: (763) 972-3801




DENTAL RESOURCES, INC. ANNOUNCES SPECIAL MEETING OF
SHAREHOLDERS

         Minneapolis, February 19, 2003. Dental Resources, Inc., Delano, MN, announced a special meeting of its shareholders to be held on March 20, 2003. Dental Resources' shareholders will be asked to approve the sale of substantially all of Dental Resources' assets to another Minnesota limited liability company, DRIA, LLC, and, in connection therewith, certain amendments to Dental Resources' articles of incorporation. The performance of DRIA's obligations under the asset sale agreement is guaranteed by Mycone Dental Supply, Co., Inc., d/b/a Keystone Industries, a New York corporation. DRIA will continue to operate Dental Resources' business whereas the cash proceeds of the transaction, less related costs and expenses, will remain in Dental Resources. All of Dental Resources' shareholders of record on February 10, 2003 will have the right to vote at the special meeting; the mailing of the proxy statements began on February 14, 2003.

         Dental Resources is currently engaged in manufacturing and marketing dental related products to dentists, dental clinics, hospitals and dental laboratories. Dental Resources was incorporated in Minnesota in 1976. It became a reporting company in 2000.

         Keystone, located in Cherry Hill, NJ, manufacturers and distributes products for use in the pharmaceutical, dental and cosmetics industries.